Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                              OF AXTIVE CORPORATION

      Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Axtive Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST: That the Board of Directors of the Corporation, by unanimous consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution setting forth and declaring advisable the following proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation:

      That Article Four of the Corporation's Amended and Restated Certificate of Incorporation, as amended, be amended and restated in its entirety as follows:

                                  "ARTICLE FOUR

                                  Capital Stock

                  The Company shall have the authority to issue a total of Two
            Hundred Five Million (205,000,000) shares, consisting of (a) Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share, and (b) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share. The preferred stock may be issued from time to time in one or more series and with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, option or other special rights or qualifications, or restrictions thereof, as shall be stated and expressed in this Certificate or in any amendment hereto, or in a resolution adopted by the board of directors."

      SECOND:That thereafter, pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation, and the necessary number of shares as required by statute was voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH:That this Certificate of Amendment shall be effective upon the filing hereof.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Graham C. Beachum III, its President and Chief Operating Officer, this 11th day of January, 2005.

                                     AXTIVE CORPORATION


                                     By: /s/ GRAHAM C. BEACHUM III
                                         --------------------------------------
                                         Graham C. Beachum III
                                         President and Chief Operating Officer